March 31, 1997

FLAGSHIP TAX EXEMPT FUNDS TRUST
333 West Wacker Drive
Chicago, Illinois 60601

RE:  Rule 24f-2 Notice

Ladies and Gentlemen:

We have acted as special counsel to Flagship Tax Exempt Funds Trust, a Massachusetts business trust (the "Fund"), in connection with the Fund's registration, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, of an indefinite number of its Flagship New Jersey Double Tax Exempt Fund, Class A Shares; Flagship New York Tax Exempt Fund,
Class A Shares; Flagship New York Tax Exempt Fund, Class C Shares, (such
Class A Shares, and Class C Shares referred to collectively herein as the "Shares") under the Securities Act of 1933 (the "1933 Act"). We understand that, pursuant to such Rule 24f-2, the Fund proposes to file a notice (the "Notice") with the Securities and Exchange Commission (the "Commission") with respect to the fiscal year ended January 31, 1997, in order to make definite in number the registration of Shares in the aggregate amount of $8,287,792. This opinion is being delivered to you in connection with the Fund's filing of such Notice.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Fund;

(b) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Fund's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State;

(c) a certificate executed by Richard P. Davis, the President of the Fund, as to the issuance of the Shares in accordance with the Fund's Declaration of Trust and By-Laws and as to the receipt by the Fund of the net asset value of the Shares covered by the Notices; and

(d) a certificate executed by Michael D. Kalbfleisch, the Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration of Trust and By-Laws, and certain resolutions of the Board of Trustees of the Fund (the "Board") authorizing the issuance of the Shares covered by the Notices.

In our capacity as special counsel to the Fund, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Fund.

Based upon and subject to, the limitations set forth herein, we are of the opinion that the Shares in the aggregate amount of $8,287,792 covered by the Notices, when issued, were legally issued, fully paid, and nonassessable, except that, as set forth in the Fund's registration statement as currently in effect filed with the Commission pursuant to the 1933 Act, shareholders of the Fund may, under certain circumstances, be held personally liable for its obligations.

This opinion expressed herein is limited to the laws of Commonwealth of Massachusetts.

Very truly yours,

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



Thomas S. Harman